UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2008

RSC Holdings Inc.
RSC Equipment Rental, Inc.
 (Exact name of registrant as specified in its charter)

Delaware Arizona	001-33485 333-144625	22-1669012 86-0933835
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6929 E. Greenway Parkway, Suite 200 Scottsdale, Arizona	85254
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 905-3300

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board Compensation

On October 23, 2008, the Board of Directors of RSC Holdings Inc. and RSC Equipment Rental, Inc. (collectively the “Company”) approved changes to the Director Compensation Policy, which includes the amounts to be paid to non-employee directors, but excluding Directors appointed by any of the Ripplewood Holdings L.L.C. and Oak Hill Capital Management, LLC (collectively, the “Sponsors”) entities. Our Directors who are not also employees or appointees of the Sponsors each receive a $175,000 annual retainer fee, of which $60,000 is payable in cash and $115,000 is payable in the form of restricted stock units and is subject to the terms and conditions of the RSC Holdings Inc. Amended and Restated Stock Incentive Plan and the applicable Director Restricted Stock Unit Agreement. The number of restricted stock units granted to an independent Director each year is the quotient obtained by dividing (i) $115,000 by (ii) the closing market price of a share of our common stock on the date of grant as reported on the NYSE. For the avoidance of doubt, only whole shares up to $115,000, or the applicable prorated amount, are granted with any nominal cash remaining with the Company.

The Chairman of the Audit Committee is paid an additional annual cash fee of $25,000 and members of the Audit Committee are paid an additional annual cash fee of $15,000. The Chairman of the Compensation Committee is paid an additional annual cash fee of $7,500 and members of the Compensation Committee are paid an additional annual cash fee of $5,000.

We also reimburse our Directors for reasonable and necessary expenses incurred in the performance of their duties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RSC Holdings Inc.
RSC Equipment Rental, Inc.

	By:	/s/ Joseph M. Webb
Dated: October 29, 2008		Joseph M. Webb
Vice President and Assistant Secretary

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